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                                                                    EXHIBIT 10.4

                          [MATLINPATTERSON LETTERHEAD]

April 11, 2003

Polymer Group, Inc.
P.O. Box 5069
North Charleston, SC 29405

Ladies and Gentlemen:

          MatlinPatterson Global Opportunities Partners L.P. (the "Fund") currently beneficially owns and controls $38.0 million aggregate principal amount of the 10% Convertible Subordinated Notes due 2007 (the "Junior Notes") issued by Polymer Group, Inc. (the "Company") pursuant to the indenture dated as of March 5, 2003 (the "Indenture"), between the Company and Wilmington Trust Company, as trustee. The Junior Notes are convertible into shares of the Company's Class A common stock at the option of the holder at any time and currently bear cash interest at the rate of 10% per annum (12% in the case of a default under the Junior Notes). The Fund has also caused to be issued an irrevocable letter of credit dated as of March 5, 2003 (the "Letter of Credit"), in favor of JPMorgan Chase Bank, as administrative agent for the lenders under the Company's Third Amended, Restated and Consolidated Credit Agreement dated as of March 5, 2003 (the "Credit Agreement"). The Fund and the Company are party to the Senior Subordinated Note Purchase Agreement dated as of March 5, 2003 (the "Senior Note Agreement"), which provided for the issuance to the Fund of a Senior Subordinated Note dated as of March 5, 2003 (the "Senior Note"), to evidence future drawings under the Letter of Credit. The Senior Note bears interest on a cash basis at the rate of 10% per annum (12% in the case of a default under the Senior Note) on any outstanding amounts.

          The Company has obtained the consent of the lenders under the Credit Agreement to enter into Amendment No. 1 thereto substantially in the form of Exhibit A attached hereto ("Amendment No. 1 "), and the Company and the lenders have entered into Amendment No. 1. Solely for the purpose of assisting the Company in maintaining compliance with the financial covenants during the period beginning on March 6, 2003 and ending on January 4, 2004 (the "Period"), the Fund hereby agrees with the Company to take the following steps as follows:

1. The Fund will amend the Senior Note and such of the Junior Notes it holds or controls so that interest that accrues on such Senior Note from March 6, 2003 until January 31, 2005 and interest that accrues on such Junior Notes from March 6, 2003 until January 5, 2004, will not be required to be paid by the Company in cash, but rather will, at the sole option of the Company, be payable by having the Company issue an additional principal amount of Senior Note and Junior Notes, respectively ("PIK Notes"), which PIK Notes shall also provide that interest is payable in additional principal amount of Senior Note and Junior Notes, respectively, in full and complete satisfaction of any and all accrued and unpaid interest on such Senior Note and Junior Notes. The Fund will also consent to the necessary changes to the Senior Note Agreement and the Indenture to allow for the issuance of PIK Notes.

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2.   In the event that on or before May 15, 2004, the Company is unable to meet the financial covenants contained in Section
     9.10 (b) of the Credit Agreement (the "Senior Leverage Covenant"), Section 9.10 (c) of the Credit Agreement (the "Interest Covenant"), or Section 9.10 (d) of the Credit Agreement (the "Adjusted Interest Covenant"), the Fund will allow the Company to instruct the Agent to (and if the Company fails to so instruct the Agent, the Agent may) draw under the Letter of Credit and use the proceeds from such drawing to make a corresponding dollar-for-dollar reduction of an amount outstanding under the Credit Agreement, up to the full amount of the remaining balance of the Letter of Credit, to be in compliance with such Covenant.

3. In the event that the Company is unable to meet the financial covenant contained in Section 9.10 (a) of the Credit Agreement (the "Leverage Covenant"), including in the circumstance resulting from a drawing under the Letter of Credit to comply with the Senior Leverage Covenant and corresponding increase in the amount outstanding under the Senior Note, at the request of the Company at any time on or before May 15, 2004, the Fund will convert such of its Junior Notes into shares of Class A common stock to reduce total outstanding indebtedness of the Company such that the Company will, following such conversion, be in compliance with the Leverage Covenant.

4. In the event that the Company has undertaken the actions set forth in paragraphs 1, 2 and 3 above and, after taking such actions the Company is unable to meet the Interest Covenant solely for the 12-month period ending on the last day of the Company's third fiscal quarter of 2003, the Fund will purchase additional securities from the Company in an aggregate principal amount of up to $10 million (the "New Securities"), such that following any such purchase, the Company will be in compliance with the Interest Covenant. The New Securities will be in the form of senior subordinated debt or equity securities, as may be agreed between the Fund and the Company. In the event the New Securities are senior subordinated debt securities, any interest payments required to be made during the Period shall only be made by issuing additional principal amount of New Securities, and no cash payment shall be made in respect of interest payments on the New Securities during the Period.

All of the obligations of the Fund contained in this agreement are subject to the continuing condition that Amendment No. 1 shall be in full force and effect. This agreement is for the sole benefit of the Company, is only enforceable by the Company, and may not be relied upon by any third party. No party shall become a third party beneficiary as a result of this agreement.

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          If you are in agreement with the above terms, please indicate your acceptance by signing and returning a copy to us, following which this shall become a binding agreement.


                                        MatlinPatterson Global Opportunities
                                        Partners L.P.

                                        By: MatlinPatterson Global Advisors
                                            LLC, its investment advisor

                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:


Confirmed and agreed:
Polymer Group, Inc.


By:
    ----------------------
    Name:
    Title:

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